NEWS RELEASE for May 19, 2011 for IMMEDIATE RELEASE

Investor Contact:
Kerry McAnistan
Investor Relations Assistant
Palomar Medical Technologies, Inc.
(781) 993-2411
ir@palomarmedical.com

PALOMAR’S PATENT INFRINGEMENT LAWSUIT AGAINST CANDELA PROCEEDS TO TRIAL ON OCTOBER 4, 2011

BURLINGTON, MA (May 19, 2011) -- Palomar Medical Technologies, Inc. (Nasdaq:PMTI), a leading researcher and developer of light-based systems for aesthetic treatments, announced today that the trial of its patent infringement lawsuit against Candela Corporation (acquired in 2010 by Syneron, Inc.) will start October 4, 2011 in the United States District Court District of Massachusetts before Judge Zobel.  Yesterday, the Judge scheduled jury empanelment for October 3, 2011, with trial scheduled to begin the next day, October 4th.  The trial is expected to run through October 12th.

Palomar has accused Candela of willful infringement of U.S. Patent No. 5,735,844 (“the ‘844 patent”).  Specifically, Palomar is asserting method claim 32 of the ‘844 patent.  Palomar is seeking royalty payments on past sales of Candela’s hair removal products in the United States and a permanent injunction to prevent Candela’s continued sales of these products in the United States during the life of the ‘844 patent.  In addition, Palomar is seeking a finding of willful infringement and treble damages.

In a ruling issued on April 26, 2011, the Judge denied Candela’s motion for summary judgment that the ‘844 patent is invalid over prior art.  The ruling further denied Candela’s motion for summary judgment that Candela’s products do not infringe claim 32 of the ‘844 patent.  The Judge granted Candela’s motion for summary judgment with respect to non-infringement of independent claims 1, 19 and 27 reducing the amount of damages that Palomar may obtain at trial to damages arising from sales in the United States.  Following trial, Palomar may appeal the summary judgment ruling.

Patricia Davis, Palomar's General Counsel and a registered patent attorney, commented, “We are very happy finally to be going to trial on this case.  We are confident in our position and are looking forward to presenting our case to the jury.”

About Palomar Medical Technologies, Inc.: Palomar is a leading researcher and developer of laser- and light-based systems for aesthetic treatments.

Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology.

As a pioneer of fractional technology, Palomar is an owner of fundamental intellectual property in this area. In December 2009, Palomar received the first United States Food and Drug Administration (FDA) clearance for the treatment of stretch marks using a fractional non-ablative laser. In September 2010, Palomar received the first FDA clearance for a fractional ablative and fractional non-ablative combination treatment.

In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the FDA for a new, patented, home-use, light-based hair removal device. In June 2009, Palomar became the first company to receive a 510(k) OTC clearance from the FDA for a new, patented, home-use, laser device for the treatment of periorbital wrinkles. OTC clearance allows these products to be marketed and sold directly to consumers without a prescription. Palomar introduced the PaloVia™ Skin Renewing Laser™ in December 2010.

There are now millions of laser- and light-based aesthetic procedures performed around the world every year in physician offices, clinics, spas, salons, and homes.  Palomar is testing many new and exciting applications to further advance the aesthetic market and other surgical applications.

For more information on Palomar and its products, visit Palomar’s website at palomarmedical.com.

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2010 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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